Exhibit 10.34

AMENDMENT NO. 1 TO LEASE FOR ACREAGE

As of October 1, 2013, MOJAVE AIR AND SPACE PORT (“District”), and TSC, LLC, a Delaware Limited Liability Company (“TSC”), agree as follows:

1.    The District and TSC desire to enter into this Amendment No. 1 to the “Lease Agreement” (“Agreement”) dated October 1, 2010.

2.    The Parties agree to amend Section 23.19.2 to read as follows:

23.19.2. Landlord hereby grants to Tenant a right of first refusal (the “Right of First Refusal”) to lease the real property adjacent to the Premises, as more particularly described in Exhibit A as Parcel “B”, from and after the Commencement Date through year fifteen (15) of the Lease in accordance with the following provisions. If Landlord shall have an offer to lease all or a portion of said Offer Property in the minimum form of a detailed letter of intent or term sheet, executed by the prospective tenant and acceptable to Landlord, Landlord shall deliver a notice to Tenant (the “Offer Notice”) specifying that portion of the Offer Property to be leased, the economic terms, including rent, rent abatement, tenant improvements, tenant allowances, and other economic terms of the proposed lease, and the proposed lease term. Thereafter Tenant shall have the right to lease that portion of the Offer Property upon the same economic terms and conditions, but subject to all other terms of this Lease; provided that if the proposed lease term is shorter than the balance of the Basic Term or Renewal Term of this Lease, whichever is then in effect, Tenant shall have the right to the shorter lease term for the Offer Property, with an option to extend the term as to the Offer Property to make it coterminous with the Basic Term or Renewal Term, whichever is then in effect, of this Lease. If the proposed lease term for the Offer Property is longer than the Basic Term or Renewal Term of this Lease, as then in effect, the term of the lease for the Offer Property shall be coterminous with the Basic Term or Renewal Term, whichever is then in effect, of this Lease. Tenant must exercise its right by delivering written notice of such election to Landlord within twenty (20) business days from the date upon which Landlord delivered its Offer Notice to Tenant. If Tenant fails to exercise its Right of First Refusal within the time provided, it shall expire with respect to the space offered but may apply to remaining space, if any, and to the same space when it next becomes available. Landlord shall in no event lease the Offer Property on terms more favorable to a tenant than those presented in the Offer Notice without again offering it to Tenant in accordance with this Section 23.19. If Landlord is unable to lease the space within six months of the Offer Notice, Landlord shall have to comply with the provisions of this Section 23.19 on any subsequent offer to lease the Offer Property.

3.    The Parties agree that Attachment 1 hereto shall supersede and replace “Exhibit B” of the Lease, and all references in the Lease to “Exhibit B” shall be replaced with references to Attachment 1 hereto.

This Amendment sets forth the complete understanding of the Parties regarding the subject matter contained herein and supersedes all prior written or oral agreements and understandings related thereto.

Except as modified herein, all terms of the Lease and its exhibits remain valid and in effect.

The parties have caused this Amendment No. 1 to be executed as of the date written first above.

TSC, LLC		MOJAVE AIR AND SPACE PORT

By:	/s/ Enrico Palermo	By:	/s/ JoAnn Painter
	Enrico Palermo Vice President, Operations		JoAnn Painter, President

		By:	/s/ Marie Walker
Marie Walker, Secretary

Approved as to Form:

		By:	/s/ [Illegible]
District Counsel